Exhibit 99.1

Magellan Repurchases Options and Stock from Former Executive

DENVER, October 16, 2014 /Marketwired/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) today announced that on October 10, 2014, the Company entered into an Options and Stock Purchase Agreement (the "Agreement") to repurchase 250,000 shares and options to acquire 1,512,500 shares of Magellan's common stock from William Hastings, the former president and chief executive officer of the Company. The gross proceeds payable to Mr. Hastings pursuant to the Agreement total $1,445,625 (the "Proceeds"). The Proceeds were calculated on the basis of an assumed price of $1.85 per common share, representing an 8% and 5% discount to the 10- and 30-day trailing volume-weighted average closing market price per common share, respectively.

The options to be repurchased represent 56% of the total of 2,712,500 options previously granted to Mr. Hastings in December 2008 as part of his compensation as an executive of the Company (the “Options”). The Options, which are fully vested and have an exercise price of $1.20 per share, are scheduled to expire in December 2015. Following the repurchase, Mr. Hastings will still own 1,200,000 Options.

Tom Wilson, President and Chief Executive Officer of the Company, commented: "This Agreement allows us to remove a substantial overhang on our stock created by the potentially dilutive impact of Mr. Hastings’s stock options. Given the growth potential of our Company and its various projects, we believe the opportunity to repurchase such a large quantity of options and shares on the basis of a $1.85 share price represents great value for our other shareholders."

Subject to certain conditions in the Agreement, the Company expects to make the payment of the Proceeds, net of applicable tax withholdings, on or before October 17, 2014.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures, increases or decreases in oil and gas production and reserves, estimates regarding resource potential, revenues, expenses and operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the growth potential of our Company and its various projects; the future share price of the Company’s common stock; the ability to close the Agreement; and other matters discussed in the "Risk Factors" section of the Company's most recent Annual Report on Form 10K. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello
Manager, Investor Relations
720.484.2404
IR@magellanpetroleum.com